Exhibit 12

Execution version

WAIVER

TO:	Resolute Forest Products Inc. (the “Company”)

AND TO:	Wells Fargo Bank, National Association (the “Trustee”)

DATE:	July 5, 2022

Reference is made to the following:

(a)	the indenture (the “Indenture”) dated as of February 2, 2021 between the Company, each of the Guarantors (as defined in the Indenture) from time to time party thereto and the Trustee providing for the issue of the Company’s 4.875% senior notes due 2026 (the “Notes”);

(b)	the Global Note (as defined in the Indenture) deposited with or on behalf of and registered in the name of the Depositary (as defined in the Indenture) in the principal amount of $300,000,000; and

(c)	the agreement and plan of merger dated as of July 5, 2022 between the Company, Domtar Corporation, Terra Acquisition Sub Inc., Paper Excellence B.V. and Karta Halten B.V. (the “Merger Agreement”).

All capitalized terms used but not defined herein have the meanings ascribed thereto in the Indenture. All dollar references used herein are in U.S. dollars.

As of the date first written above, the undersigned beneficially owns, or has control or direction over, (i) 30,548,190 shares of common stock of the Company, and (ii) $45,000,000 principal amount of Notes.

Pursuant to Section 4.14(a) of the Indenture and the terms of the Global Note, upon the occurrence of a Change of Control, the Company is required to make a Change of Control Offer to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to the Change of Control Payment.

The transactions contemplated by the Merger Agreement will, upon completion, constitute a Change of Control as such term is defined in the Indenture.

Effective as of the date first written above, the undersigned hereby unconditionally and irrevocably waives:

(a)	the right to have any of the Notes it beneficially owns, or over which it has control or direction, purchased pursuant to a Change of Control Offer made by the Company or by a third-party on behalf of the Company as a result of the transactions contemplated by the Merger Agreement; and

(b)	the right to tender any Notes it beneficially owns, or over which it has control or direction, in a Change of Control Offer and to receive from the Paying Agent payment of any Change of Control Payment as a result of the transactions contemplated by the Merger Agreement.

The undersigned also hereby agrees not to, and will not permit any of its affiliates (as such term is defined in the Securities Act (Ontario)) to, directly or indirectly, sell, transfer, assign, pledge or otherwise dispose of or monetize, or engage in any hedging transaction, or enter into any agreement or arrangement the consequence of which is to alter economic exposure to, the Notes for a period starting on the date first written above and ending on the earliest of (i) ninety days after the Closing Date (as such term is defined in the Merger Agreement), (ii) the date on which the Merger Agreement is terminated in accordance with its terms, (iii) termination of the Voting and Support Agreement of even date herewith between the undersigned and Domtar Corporation (other than pursuant to clause (b) of Section 7 thereof), or (iv) the Change of Control Payment Date.

Notwithstanding the foregoing, nothing in this waiver shall limit, and this waiver shall not constitute a waiver of, the right of the undersigned or an affiliate of the undersigned to receive any redemption payment with respect to the Notes pursuant to the exercise by the Company of its optional redemption rights under Article 3 of the Indenture.

This Waiver will be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

Execution and delivery of this Waiver may be made by PDF or other reliable electronic transmission.

[signature page follows]

DATED and effective as of the date first written above.

HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Chief Risk Officer

[Signature page – Waiver]